Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of the Effective Date specified below (this “Agreement”) is by and between Janus Management Holdings Corporation, a Delaware corporation (the “Company”) and Jonathan D. Coleman (the “Executive”), and shall be effective as of January 1, 2007 (the “Effective Date”).  Executive and the Company are sometimes referred to in this Agreement as the “Parties,” or, individually, as a “Party.”

Recitals

1.             Prior to November 2006, the Company employed Executive as a Portfolio Manager (“PM”).  During Executive’s service as a PM, the terms and conditions of Executive’s employment were governed by a: (a) portfolio manager compensation program; (b) cover letter from Gary D. Black dated as of December 29, 2004 (the “Cover Letter”); (c) letter severance agreement dated as of December 29, 2004 (the “Severance Agreement”); and (d) Portfolio Manager Change in Control Agreement dated as of December 29, 2004 (the “PM Executive Change in Control Agreement”).

2.             As of November 6, 2006, Executive assumed the duties of Co-Chief Investment Officer (“Co-CIO”) of Janus Capital Management LLC (“JCM”) and the Company, the operating subsidiaries of Janus Capital Group Inc., a Delaware corporation (“JCG”), while continuing to perform Executive’s duties as a PM.

3.             Executive and the Company desire to clarify the terms and conditions of Executive’s employment during Executive’s service as a PM and Co-CIO or Chief Investment Officer (“CIO”), to provide for certain severance rights in the event that Executive’s employment terminates under certain circumstances during Executive’s service as a PM or Co-CIO, and to provide for certain rights in the event of Executive’s relinquishment of or removal from the PM, CIO or Co-CIO position.

Agreement

1.             Term.

(a)           The Company hereby agrees to continue to employ Executive as its Co-CIO and PM, and Executive hereby agrees to continue to serve as the Company’s Co-CIO and PM, all on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2008 (the “Initial Term”).

(b)           The Initial Term (and every subsequent twelve month extension as set forth in this paragraph) shall automatically be extended for an additional twelve months (the Initial Term and any twelve month extension, “Term”), unless either Executive or the Company gives written notice to the other of its intent not to extend the then-current Term.  Such notice must be given not later than 90 calendar days before the expiration of the then-current Term.  If the Company elects to give notice not to extend the Term pursuant to this Section 1(b), then, contemporaneously with such non-renewal notice, the Company shall offer to Executive severance rights that are no less favorable to Executive than the form of severance rights then generally in effect between the Company and its PMs, which severance rights shall become effective immediately upon the expiration of the Term.

(c)           If during the Initial Term, the Chief Executive Officer (“CEO”) of JCG as of the Effective Date ceases for any reason to continue to serve as JCG’s CEO, then as of the effective date of the appointment of the successor CEO (the “Appointment Date”), the Initial Term shall be extended so that it shall expire 18 months following the Appointment Date, and shall thereafter be subject to further extension pursuant to Section 1(b) above.

2.             Position and Duties.

(a)           During the Term, Executive shall serve as CIO or Co-CIO, and shall have the duties, authority and responsibilities commensurate with such title and office, which shall include, but not necessarily be limited to:

(i)            Day-to-day oversight of the investment team, including but not limited to, final decisions related to hiring or firing investment personnel, management of investment personnel performance and compensation structure, design and allocations (subject to parameters determined by the JCG Board of Directors (“JCG Board”), the Compensation Committee of the JCG Board (“Compensation Committee”) and the CEO), portfolio construction and overlap,  use of derivatives, trading issues and similar issues;

(ii)           Serving as the primary interface between the PMs and Company management;

(iii)          Participation in client meetings as necessary (including, without limitation, meetings of the board of trustees of Janus Investment Fund, Janus Adviser Series, Janus Aspen Series and the board of Janus Capital Funds Plc);

(iv)          Participation on Executive Committee, Risk Management Committee and  Internal Compliance Controls Committee, and either participating in or delegating responsibility for participating in, certain other JCM committees, including without limitation, the Management Committee, the Product Development Committee and the Ethics Committee;

(v)           When necessary, completing final sign-off on product decisions that come before Product Development Committee in accordance with the applicable approval process;

(vi)          Upon request and with reasonable advance notice, attending meetings and calls with prospects, consultants, brokers, industry ratings agencies and the media and making presentations to trade groups, industry ratings agencies and prospects; and

(vii)         As needed and with reasonable advance notice, attending internal meetings and calls with executive management, sales, marketing, operations, public relations, legal/compliance, finance personnel, the JCG Board and its Committees.

Notwithstanding any other provision of this Agreement, Executive shall have the ability to delegate to another Co-CIO or appropriate JCG or JCM executive officer responsibility for compliance with Sections 2(a)(vi) and 2(a)(vii).

(b)           Executive and other Co-CIOs, if any, shall report directly to JCG’s CEO.  Executive, working in coordination with other Co-CIOs, if any, shall have autonomy in managing JCG’s and JCM’s investment business, subject to appropriate oversight by the CEO, the JCG Board and applicable Committees thereof.

(c)           During the Term, Executive may continue to act as a PM for the portfolio(s) managed by Executive as of the Effective Date, subject to the terms and conditions set forth below.

3.             Compensation and Benefits.  During the Term, the Company shall pay Executive: (i) an annual base salary (“Annual Base Salary”); (ii) compensation for Executive’s work as Co-CIO or CIO (“CIO Compensation”) for so long as Executive continues performing as a Co-CIO or CIO; and (iii) compensation for Executive’s work as a PM (“PM Compensation”) for so long as Executive continues performing as a PM, all as and when specified in this Section 3.

(a)           Base Salary. Throughout the Term, the Executive’s Annual Base Salary shall be in an amount established by the JCG Compensation Committee, provided that such amount shall not be less than $500,000.

(b)           CIO Compensation.

(i)            The Company shall pay Executive CIO Compensation as specified in this Section 3(b), all of which is subject to the satisfaction of Internal Revenue Code Section 162(m) performance criteria as established by the JCG Compensation Committee annually (“Section 162(m) Criteria”).

(ii)           For 2007 and 2008, the CIO Compensation will be based 50 percent on overall performance of all Janus-managed investment products, 20 percent on Janus-managed net long-term flows, 15 percent on investment team leadership factors, and 15 percent on overall corporate leadership factors, with specific goals to be established by the CEO and JCG Compensation Committee at the beginning of each year.  For any year after 2008 during which the Term continues, the CEO and the JCG Compensation Committee shall, following consultation with Executive, establish criteria applicable to CIO Compensation at the beginning of each year.

(iii)          Executive’s CIO Compensation range for 2007 shall be a minimum of $2,000,000, a maximum of $3,500,000 and a target of $2,750,000.  Executive’s CIO Compensation range for 2008 shall be a minimum of $2,500,000, a maximum of $4,500,000, and a target of $3,500,000.  On and after January 1, 2009 (assuming renewal of the Term and subject to the satisfaction of Section 162(m) Criteria), Executive’s CIO Compensation minimum, maximum and target amounts shall be established in the discretion of the JCG Compensation Committee, provided that the Company shall give Executive written notice thereof no less than sixty (60) days before the beginning of the year with respect to which such amounts shall apply.

(iv)          All CIO Compensation shall be payable after year-end at the same time as bonus payments and LTI awards are made to other members of the Company’s Executive Committee (the “Peer Executives”).  For 2007 and 2008, sixty percent of the CIO Compensation shall be paid in cash, and the remaining forty percent shall be in the form of LTI awards in the same manner and type as granted to other Peer Executives.

(v)           As of the Effective Date, Executive shared the CIO’s responsibilities with another Co-CIO.  If, for any reason during the Term, Executive becomes the Company’s sole CIO, the Company shall adjust Executive’s CIO Compensation by an amount to be determined in the discretion of the JCG Compensation Committee.  If, thereafter, during the Term another CIO is appointed to serve with Executive, the Company may adjust Executive’s CIO Compensation in an amount to be determined in the discretion of the JCG Compensation Committee, subject to the minimums and ranges specified in Section 3(b)(iii) above.  If the fact that Executive has become the Company’s sole CIO (other than during a transitional, temporary period not exceeding 180 days; provided that throughout such temporary period the Company shall be making reasonable, continuous efforts to fill the Co-CIO vacancy) substantially impairs Executive’s ability to continue to effectively perform Executive’s material responsibilities as both sole CIO and PM, and the Company fails to cure that condition upon receiving no less than 90 days’ prior written notice from Executive (which notice shall be given no more than 180 days after Executive knows or should know of the circumstances giving rise to the notice), then Executive may relinquish Executive’s role as PM upon no less than 30 days’ written notice to the Company, in which case the Parties shall negotiate in good faith concerning an amended compensation arrangement as sole CIO.  At any time before December 31, 2008, but only after Executive has relinquished his role as PM pursuant to the preceding sentence, Executive may elect, upon no less than 90 days prior written notice, to relinquish Executive’s role as sole CIO and return to a position on the Company’s investment management team.  In such event, the Company shall make a reasonable effort to reassign Executive to manage the portfolio(s) managed by Executive before Executive relinquished the PM role or one or more other portfolios with at least a comparable amount of assets under management, in which case Executive’s rights and responsibilities would be as specified in Section 4(a) below.  In the event the Company is unable through reasonable efforts to reassign Executive to manage the portfolio(s) managed by Executive before Executive relinquished the PM role or one or more other portfolios with at least a comparable amount of assets under management, then Executive shall be assigned to a position on the Company’s investment team and, until the earlier of December 31, 2008 or the date on which Executive resigns, Executive shall be compensated as if he had resumed management of the portfolio(s) managed by Executive before Executive relinquished the PM role as set forth above, and Executive’s rights and responsibilities would be as specified in Section 4(a) below except as otherwise specified in this subsection.

(c)           PM Compensation.  For Executive’s work as a PM, and subject to the satisfaction of Section 162(m) Criteria, the Company shall pay Executive individual performance-based PM Compensation and Executive shall be eligible to participate in other compensation for which PMs may be eligible in a manner consistent with the terms of the Company’s then-current PM compensation plan.

(d)           Total Compensation.  Subject to the satisfaction of Section 162(m) Criteria, Executive’s combined PM Compensation and CIO Compensation for 2007 shall be a minimum of $3,500,000, and Executive’s combined PM Compensation and CIO Compensation for 2008 shall be a minimum of $4,000,000.

(e)           Section 162(m) Performance Criteria.  The Parties acknowledge and agree that all compensation payable to Executive (except Executive’s Annual Base Salary) under this Agreement, including without limitation cash, shall be subject to and conditioned upon such terms and conditions as are required to obtain full deductibility under Section 162(m) of the Internal Revenue Code, including without limitation the establishment, and Executive’s attainment of, performance-based criteria.

(f)            Satisfaction of Withholding Requirements.  All grants and payments to Executive under this Agreement are subject to and conditioned upon satisfaction of all applicable tax withholding requirements.  Executive agrees to execute all documents and take all action reasonably deemed necessary by the Company to ensure compliance with all such withholding requirements.

(g)           Incentive, Savings and Retirement Plans.  During the Term, Executive shall be entitled to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives, as in effect from time to time; provided that this Section 3(g) shall not entitle Executive to any particular amount or value that the Company may from time to time provide to other Peer Executives.

(h)           Welfare Benefit Plans.  During the Term, Executive and Executive’s spouse and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, retiree health, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on terms and conditions no less favorable than the terms and conditions generally applicable to the Peer Executives.

(i)            Expenses.  During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the Company’s policies, practices and procedures in effect for Peer Executives.

(j)            Fringe Benefits.  During the Term, Executive shall be entitled to fringe benefits on the same basis as those provided generally at any time thereafter to the Peer Executives.

(k)           Vacation.  During the Term, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Peer Executives.

(l)            Executive Change in Control Agreement.  Contemporaneously with this Agreement, the parties shall execute an “Executive Change in Control Agreement” in the form attached hereto as Exhibit A, which shall be substantially identical to the Agreement offered by JCG to Peer Executives.

4.             Termination of Service as CIO or Co-CIO Without Termination of Employment.

(a)           Upon giving the Company no less than 90 days’ advance written notice, at any time during the Term, Executive may for any reason relinquish Executive’s responsibilities as CIO or Co-CIO and return to performing only the duties of a PM managing such portfolios as Executive managed immediately before the Transition Date (defined below) or one or more other funds with at least a comparable amount of funds under management, in which case: (i) this Agreement and the Executive Change in Control Agreement shall terminate as of the effective date of Executive’s relinquishment of Executive’s CIO role (the “Transition Date”); and (ii) the Company shall pay Executive, after year-end in accordance with and at the same time as payment of bonus and LTI compensation to other Peer Executives, pro rata fully earned but as yet unpaid CIO Compensation for any period of time during that year that Executive served as Co-CIO; and (iii) following the Transition Date, the terms and conditions of Executive’s employment shall be governed by the compensation plan(s), severance rights, change in control agreement, policies, procedures and programs applicable generally to the Company’s PMs, which Executive agrees promptly to execute or acknowledge, as the case may be, at the Company’s request, to be effective as of the day following the Transition Date.  If Executive relinquishes Executive’s responsibilities as CIO or Co-CIO but thereafter continues to provide services to the Company in another senior management role (other than PM), then for the first year of Executive’s service in such other senior management role Executive will receive a floor on Executive’s total target compensation, but otherwise established in the discretion of the JCG Compensation Committee, acting in consultation with the CEO, but subject to applicable Section 162(m) Criteria.

(b)           Subject to the rights and restrictions under a termination for “Good Reason” as defined in Sections 6(f) and 7(d) below, at any time during the Term, the Company may for any reason remove Executive from Executive’s CIO or Co-CIO title and duties and direct that Executive return to the role of a PM, managing such portfolios as Executive managed immediately before the Transition Date or one or more other portfolios with at least a comparable amount of assets under management.  If the Company elects to remove Executive from Executive’s CIO or Co-CIO title and duties pursuant to this Section 4(b) and Executive remains a PM without making an election under Section 6(f), then the Company shall pay Executive, after year-end in accordance with and at the same time as payment of bonus and LTI compensation to other Peer Executives, a pro rata amount of the mid-range of Executive’s then-current target CIO Compensation for the period of time during the year of removal that Executive served as Co-CIO.

5.             Termination of Service as PM without Termination of Employment.

(a)           Upon giving the Company no less than 90 days’ advance written notice, at any time during the Term, Executive may for any reason relinquish Executive’s responsibilities as PM and continue thereafter to perform only the duties of CIO or Co-CIO, in which case: (i) Executive shall be entitled to receive PM Compensation, on the terms and conditions set forth in Section 3(c) above, only through the effective date of Executive’s relinquishment of Executive’s responsibilities as PM; and (ii) with respect to Executive’s work following the effective date of Executive’s relinquishment of Executive’s responsibilities as PM, Executive shall be entitled only to Executive’s Annual Base Salary and CIO Compensation.

(b)           Upon giving Executive no less than 15 days’ advance written notice, at any time during the Term, the Company may for any reason discontinue Executive’s services as a PM and request that Executive thereafter continue to perform only the duties of CIO or Co-CIO, in which case:

(i)            Executive shall be entitled to receive PM Compensation, on the terms and conditions set forth in Section 3(c) above, through the effective date of Executive’s relinquishment of Executive’s responsibilities as PM; and

(ii)           no later than 90 days following the effective date of the discontinuation of Executive’s services as a PM, Executive may, in Executive’s discretion, elect to either:

(A)          give the Company no less than 30 days prior written notice of Executive’s resignation of employment with the Company and its affiliates, and Executive shall thereafter be eligible to receive the severance benefits set forth in Section 7(c) below, conditioned upon Executive’s execution of the Non-Solicitation Legal Release defined in such section; or

(B)           if but only if the Company’s discontinuation of Executive’s services as a PM and request that Executive thereafter continue to perform only the duties of CIO or Co-CIO becomes effective before January 1, 2009, then Executive may continue serving as CIO or Co-CIO, in which case the Parties shall negotiate in good faith concerning an amended compensation arrangement such that Executive’s removal from the PM role shall not reduce Executive’s total target compensation minimum (as set forth in Section 3(d)) during the remainder of the Initial Term of this Agreement (ending December 31, 2008); provided that in the absence of an alternative, mutually agreed upon amended compensation arrangement, if Executive makes an election under this Section 5(b)(ii)(B), then Executive shall, beginning on the date immediately after Executive’s last day of eligibility to earn PM Compensation (the “PM Transition Date”), be entitled to “Special Transitional Compensation,” payable quarterly during the remainder of the Initial Term of this Agreement (ending December 31, 2008) and subject to the LTI award component granted annually, at a rate equal to the quarterly PM Compensation payment earned by Executive for the last full calendar quarter before the PM Transition Date, but subject to the satisfaction of all applicable Section 162(m) Criteria.

6.             Termination of Employment During Term.

(a)           Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death during the Term.  If the Company determines in good faith that a disability of Executive has occurred during the Term, it may provide to Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by Executive (the “Disability

Effective Date”), unless, within the 90 days after the receipt of such notice, Executive has returned to full-time performance of Executive’s duties.  For purposes of this section, disability shall be as defined under, and Executive must comply with, the Company’s then-current long-term disability policy.  Notwithstanding any other provision of this Agreement, the Company’s appointment of an interim PM during any period during which the Company determines in its reasonable discretion that Executive is unable because of mental or physical illness to manage the investment portfolio(s) then managed by Executive shall not constitute Good Reason for purposes of Section 6(f) of this Agreement.

(b)           Termination Without Cause.  Subject to its obligations under Sections 7(a) and 7(d) below, at any time during the Term the Company may terminate Executive’s employment without Cause upon written notice to Executive.

(c)           Termination for Cause.  The Company may terminate Executive’s employment during the Term for Cause.

(d)           For purposes of this Agreement, “Cause” shall mean:

(i)            the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) that has not been cured within 30 days after the Company delivers to Executive a written demand for substantial performance, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties;

(ii)           Executive’s willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iii)          Executive’s material breach of any material provision of this Agreement (including without limitation the covenants set forth in Section 10 below) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any material provision of this Agreement; or

(iv)          Executive’s conviction of a felony (other than a traffic related felony) or a guilty or nolo contendere plea by Executive with respect thereto.

(e)           Executive’s termination of employment shall not be deemed to be for Cause unless and until Executive has received a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the JCG Board at a meeting of the JCG Board called and held for such purpose (after Executive is provided with reasonable notice to Executive and Executive is given an opportunity, together with counsel, to be heard before the JCG Board), finding that, in the good faith opinion of the JCG Board, Executive is guilty of the conduct described in the definition of Cause, and specifying the particulars thereof in detail.  For purposes of clauses (i) and (ii) of the preceding definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.  Any act, or failure to act, based upon express written authority by the

JCG Board or the CEO with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(f)            Good Reason.  Subject to Sections 6 and 7, the Executive’s employment may be terminated by Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of Executive:

(i)            the involuntary removal of Executive by the Company from Executive’s position as CIO or Co-CIO;

(ii)           a material and non-temporary reduction in Executive’s  authority or duties that changes the fundamental character of Executive’s job to such an extent as to constitute a de facto demotion, or actual demotion, including the reassignment of Executive to a role that is inconsistent with Executive’s responsibilities as a PM or Co-CIO that materially and adversely alters Executive’s status as PM or Co-CIO, but excluding for this purpose:  (A) the appointment of another Co-CIO (which shall have the rights and consequences set forth in Section 7(e) below); (B) any assignment of Executive to a mutual fund or portfolio with a smaller amount of assets under management that may result in reduced compensation, so long as Executive remains as a PM; (C) any action not taken in bad faith and that is remedied by the Company within 30 days after receipt of written notice of the material reduction in Executive’s authority or duties given by Executive as provided in Section 6(h) below; (D) any mere change of JCG’s, JCM’s or the Company’s organizational chart; (E) any mere change in title so long as the fundamental character of Executive’s job is not changed to such an extent as to constitute a de facto demotion; and (F) the mere fact that JCG’s stock ceases to be publicly traded;

(iii)          the relocation of Executive’s principal place of employment to a location more than 40 miles from Executive’s current principal place of employment;

(iv)          during the Term, but prior to a “change in control” (as defined in the Executive Change in Control Agreement), a substantial adverse change to the methodology used to calculate Executive’s PM Compensation or CIO Compensation;

(v)           during the Term, but prior to a “change in control” (as defined in the Executive Change in Control Agreement), a reduction in Executive’s Annual Base Salary or a reduction in the established minimums for CIO Compensation, provided that such compensation must satisfy the Section 162(m) Criteria and therefore a failure to satisfy such Section 162(m) Criteria will not trigger this Section 6(f)(v);

(vi)          the Company’s failure to cure, within 30 days, a material failure to pay or provide to Executive any sum or benefit specified by or due under this Agreement or the Executive Change in Control Agreement;

(vii)         removal from the Executive Committee (other than in connection with Executive’s removal from the role of CIO or Co-CIO in accordance with Section 4 above); or

(viii)        non-renewal of the Executive Change in Control Agreement other than in connection with the termination or non-renewal of the Executive Change in Control Agreement for similarly situated Peer Executives.

Executive’s mental or physical incapacity following the occurrence of an event described above in clause (i) through (viii) shall not affect Executive’s ability to terminate employment for Good Reason.

(g)           Sunset on Right to Terminate for Good Reason.  If circumstances arise giving Executive the right to terminate this Agreement for Good Reason, Executive shall within 60 days after Executive knew or should have known of such circumstances notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which 30 days Executive shall have an additional 30 days within which to exercise the right to terminate for Good Reason.  If Executive does not timely do so the right to terminate for Good Reason shall lapse and be deemed waived, and Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason, in which case the provisions of this Section 6(g) shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason.  The 60 and 30 day periods specified above for Executive to give notice or exercise Executive’s right to terminate for Good Reason, respectively, shall be tolled for any period not exceeding 90 days in the aggregate during which a properly qualified physician certifies that Executive is medically incapacitated from performing Executive’s duties hereunder.

(h)           Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6(g) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(i)            Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7.             Obligations of the Company Upon Termination.  Except for the Accrued Obligations set forth below or as otherwise expressly specified in this Agreement, Executive’s right to severance and/or welfare benefits under any subsection of this Agreement cannot be cumulated with any right to severance or welfare benefits arising under any other subsections of this Agreement.  Accordingly, the Parties agree that Executive shall only be entitled to severance benefits under only one subsection of this Agreement in connection with any event of termination or change in duties.  In addition and notwithstanding anything to the contrary in this Agreement, if any amounts payable to the Executive under this Section 7 cannot be paid in the manner provided for in this Agreement without subjecting the Executive or the Company to additional tax, interest or penalties under Section 409A of the Internal Revenue Code, any such payment which is payable during the first six months following the Executive’s termination of employment shall be made in a lump-sum payment within the first ten (10) business days of the seventh calendar month immediately following the month in which Executive’s date of termination occurs.

(a)           Upon any termination of Executive’s employment, the Company shall pay to Executive, in a lump sum in cash within 30 days after the Date of Termination, the sum of

(i)            Executive’s Annual Base Salary through the Date of Termination; and

(ii)           any fully earned and vested but yet unpaid CIO Compensation and PM Compensation through the Date of Termination (collectively “Accrued Obligations”).

(b)           Death or Disability.  If, Executive’s employment is terminated by reason of Executive’s death or disability during the Term, the Company will pay to Executive or Executive’s estate or beneficiaries (as applicable) the full amount of any Accrued Obligations and an amount equal to Executive’s total cash compensation earned in the four (4) full calendar quarters immediately prior to the date of death or disability, as the case may be.

(c)           Termination as PM by Company (but not CIO or Co-CIO) and Executive Elects to Terminate Employment.  If Executive terminates Executive’s employment under Section 5(b), then conditioned upon Executive’s execution (and non-revocation) of a legal release in substantially the form attached hereto as Exhibit B (the “Non-Solicitation Legal Release”), the Company will:

(i)            pay to Executive, in a lump sum cash payment, severance compensation in an amount equal to Executive’s total cash compensation earned by Executive as a PM (i.e., Executive’s Annual Base Salary and PM Compensation) for the four (4) full calendar quarters immediately prior to the Date of Termination;

(ii)           make available to Executive three (3) months of outplacement services at no cost to Executive through a provider of such services selected by the Company to be used by Executive at any time during the applicable non-solicitation restriction period; and

(iii)          arrange to provide Executive and Executive’s dependents with medical, dental and vision insurance benefits substantially similar to those provided to Executive and Executive’s dependents immediately prior to the Date of Termination; provided that benefits otherwise receivable under this paragraph will be reduced to the extent benefits of the same type are received by or made available to Executive during the twelve (12) month period following Executive’s Date of Termination of employment (which such benefits Executive undertakes to promptly report to the Company); and provided further that any such health insurance benefits shall run concurrently with and will be offset against any continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended.

(d)           Termination by Company Without Cause or by Executive for Good Reason.  If, during the Term, the Company terminates Executive’s employment without Cause or Executive resigns Executive’s employment for Good Reason, then, conditioned upon Executive’s execution (and non-revocation) of a Non-Solicitation Legal Release, the Company will:

(i)            pay Executive, in a lump sum within 14 business days following the Date of Termination, an amount equal to one times the Executive’s Annual Base Salary, plus the greater of: (A) one year of CIO Compensation at the mid-range of target compensation for the calendar year of termination, or (B) the remaining total CIO Compensation calculated at the mid-range of target compensation for the initial two-year Term of this Agreement to the extent then unpaid (for purposes of this Section 7(d)(i), CIO Compensation shall include all cash and non-cash compensation, including the cash value of the LTI component, if any, of CIO Compensation);

(ii)           make available to Executive three (3) months of outplacement services at no cost to Executive through a provider of such services selected by the Company to be used by Executive at any time during the applicable non-solicitation restriction period; and

(iii)          arrange to provide Executive and Executive’s dependents with medical, dental and vision insurance benefits substantially similar to those provided to Executive and Executive’s dependents immediately prior to the Date of Termination; provided that benefits otherwise receivable under this paragraph will be reduced to the extent benefits of the same type are received by or made available to Executive during the twelve (12) month period following Executive’s Date of Termination of employment (which such benefits Executive undertakes to promptly report to the Company); and provided further that any such health insurance benefits shall run concurrently with and will be offset against any continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended.

(e)           Appointment of Additional Co-CIO(s).  If during the Term another person is appointed to serve as Co-CIO (other than Richard Gibson Smith) and the new appointee’s duties overlap to any material extent with Executive’s duties as Co-CIO as of the time immediately before the appointment, then upon 60 days prior written notice, Executive may, at Executive’s option, either: (i) relinquish Executive’s role as a Co-CIO and Executive shall return to the role of a PM, managing such portfolios as Executive managed immediately before Executive’s election under this Section 7(e)(i) or one or more other portfolios with at least a comparable amount of assets under management; or (ii) resign Executive’s employment with the Company (a “Special Resignation”).  In the event of a Special Resignation, conditioned upon Executive’s execution (and non-revocation) of a Non-Solicitation Legal Release, the Company shall pay Executive, in a lump sum within 14 business days following the Date of Termination, a Special Resignation cash payment equal to $2,000,000.

(f)            Change in Control.  Executive’s rights and the Company’s obligations to make any compensation or severance payments after a change in control of JCG shall be provided for and subject to the terms of the Executive Change in Control Agreement entered into by Executive and the Company, and such Executive Change in Control Agreement shall supersede any conflicting terms or agreements; provided however, the parties agree that the Executive Change in Control Agreement during its term shall not cause the reduction of any compensation or benefits that are provided for in this Agreement.  To the extent that severance benefits become payable under the Executive Change in Control Agreement, no severance benefits will be payable pursuant to this Agreement.

(g)           Cause.  If the Executive’s employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations to the extent theretofore unpaid.

(h)           Voluntary Departure by Executive (Not for Good Reason) with Non-Compete Obligations.  If, during the Term, the Executive voluntarily decides to end his employment with the Company (not for Good Reason under Section 6(f)) and is in “good standing,” then, conditioned upon Executive’s execution (and non-revocation) of a  two-year non-compete including the terms set forth in the Non-Solicitation Legal Release substantially in the form attached as Exhibit C (collectively, the “Non-Compete Release”), all unvested equity long-term incentive awards granted to Executive on or after December 30, 2004 (“equity long-term incentive awards” shall include without limitation unvested shares of Janus restricted stock, unvested options to purchase Janus stock, and awards consisting of unvested mutual fund share investment units) will continue to vest and/or be paid, as applicable, in accordance with the original vesting schedule provided for in the applicable award agreement, and any stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms, subject to compliance with the terms of the above Non-Compete Release and as limited by the terms of the agreement(s), certificate(s) and/or incentive plans underlying each such grants; provided however, any vesting events scheduled to occur for the applicable long-term incentive awards during the two-year, non-compete period will not be delivered or transferred to Executive until the expiration of such two year period and Executive’s satisfactory compliance with the Non-Compete Release, subject to applicable tax withholding obligations of the Janus Entities.  The Company may elect in its sole discretion to accelerate the vesting of any unvested equity award granted to Executive after the two-year, non-compete period but prior to the completion of its original vesting schedule.  For purposes of this subsection, “good standing” shall mean that the CEO has approved the continuation of vesting and has certified that Executive has not engaged in any conduct, action or omission that would constitute grounds for terminating Executive’s employment for Cause.

 (i)           Termination at the End of the Term or Thereafter.  If the Executive’s employment shall terminate for any reason at the end of the Term or thereafter, the Company shall pay to the Executive the Accrued Obligations to the extent theretofore unpaid.

(j)            Excise Tax.  Notwithstanding any other language to the contrary in this Agreement or in this Section 7, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of

Section 280G(b)(2) of the Internal Revenue Code to the benefit of Executive otherwise due or payable Executive under this Agreement or this Section 7 if that portion would cause any excise tax imposed by Section 4999 of the Internal Revenue Code to become due and payable by Executive.

8.             Non-Exclusivity of Rights.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits, which consist of any compensation previously deferred by Executive, or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive any payments or benefits under any severance program other than that which are described and anticipated under this Agreement or under any Change of Control Agreement.

9.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by Executive to the Company, and to any valid legal claim for set-off or recoupment.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Executive obtains other employment.

10.           Restrictive Covenants.

(a)           Executive acknowledges that Executive’s employment as a senior officer of the Company and JCM creates a relationship of confidence and trust between Executive and the Company and its Affiliates (as defined below) (collectively “Janus Entities,” individually, a “Janus Entity”) with respect to confidential and proprietary information applicable to the business of the Janus Entities and their clients.  Executive further acknowledges the highly competitive nature of the business of the Janus Entities.  Accordingly, it is agreed that the restrictions contained in this Agreement are reasonable and necessary for the protection of the interests of the Janus Entities and that any violation of these restrictions would cause substantial and irreparable injury to the Janus Entities.

(b)           Protection of Confidential Information.

(i)            Definition of Confidential Information.  “Confidential Information” means all information (whether in paper or electronic form, contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from a Janus Entity’s business operations, plans, products, strategies, employees, clients, relationships, or compensation programs, including, without limitation, trade secrets used, developed or acquired by a Janus Entity in connection with its business.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive’s possession or memory before Executive’s employment with a Janus Entity or one of its predecessors.

(ii)           Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on a Janus Entity’s behalf, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (a) use any Confidential Information for any purpose; or (b) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)          Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain the Janus Entities’ property.  Except in connection with and in furtherance of Executive’s work on a Janus Entity’s behalf or with a Janus Entity’s prior written consent, Executive shall not, at any time, directly or indirectly: (a) copy or use any Confidential Record for any purpose; or (b) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon a Janus Entity’s request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Janus Entity property in Executive’s possession or control.

(c)           Noninterference Covenants.  During Executive’s employment with the Company, and for a period of one year following the Date of Termination for any reason, Executive shall not (nor shall Executive cause, encourage or provide assistance to, anyone else to):

(i)            interfere with any relationship which may exist from time to time between a Janus Entity and any of its employees, consultants, agents or representatives; or

(ii)           employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of a Janus Entity, or any person who was employed or engaged as an employee, consultant, agent or representative of a Janus Entity within the six month period immediately preceding the Date of Termination; or

(iii)          solicit directly or indirectly on behalf of Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which a Janus Entity shall have rendered service during the six month period immediately preceding the Date of Termination; or

(iv)          directly or indirectly divert or attempt to divert from a Janus Entity any business in which a Janus Entity has been actively engaged during the term hereof or interfere with any relationship between a Janus Entity and any of its clients.

(d)           Definitions

(i)            “Competitive Business” means any business that provides investment advisory or investment management services.

(ii)           “Affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(e)           If any court of competent jurisdiction shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable.

(f)            Executive acknowledges that these restrictive covenants are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of any of those covenants, and that Executive’s continued employment is predicated on the commitments undertaken by Executive pursuant to this Agreement.  In the event any of the covenants are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

11.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.           Indemnification and Directors and Officers’ Insurance.

(a)           The Company shall indemnify Executive to the fullest extent permitted under law from and against any expenses (including but not limited to reasonable attorneys’ fees, expenses of investigation and preparation and fees and disbursements of Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Executive in connection with any proceeding in which Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact Executive was or is employed by the Company, including advancement of payments of such expenses as provided for by law.

(b)           Executive’s right to indemnification under this Section 12 is subject to:

(i)            the Company promptly receiving written notice that a claim or liability has been asserted or threatened (“Notice of Claim”);

(ii)           the Executive providing reasonable cooperation and assistance in the defense or settlement of a claim; and

(iii)          the Company being afforded the opportunity to have the sole control over the defense or settlement of such claim or liability, subject to Executive consent and approval of settlement if such settlement directly impacts Executive, including requiring him to personally pay claims that cannot be reimbursed by the Company, or negatively impacting Executive’s professional licenses or certifications.

(c)           Unless within ten days after receiving the Notice of Claim, the Company notifies in writing the Executive of its intent to defend against such claim or liability, the Executive may defend, settle and/or compromise any such claim or liability, and be indemnified for all losses resulting from such defense, settlement and/or compromise.  Executive also may participate in such defense at his own cost and expense.

(d)           Such indemnification shall continue as to Executive during the Term and for ten years from the Date of Termination with respect to acts or omissions which occurred prior to Executive’s cessation of employment with the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall advance to Executive all costs and expenses incurred by Executive in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(e)           The Company agrees to continue and maintain directors’ and officers’ liability insurance policies covering Executive to the extent that the Company provides such coverage for the Peer Executives.  Such insurance coverage shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company with respect to acts or omissions which occurred prior to Executive’s cessation of employment with the Company.  Notwithstanding the foregoing, however, if the Company shall cease to maintain directors’ and officers’ liability insurance policies covering Executive and the Peer Executives by reason of:

(i) a consolidation, merger, sale or other reorganization of the Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of the Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then Executive shall have coverage only to the extent provided in any run-off policies extending the period during which the Company or Executive may give the insurers notice of a claim under the terminated policies for directors’ and officers’ liability insurance.  The Company shall take all reasonable actions to ensure that it obtains such run-off policies and that such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate the Company to obtain extraordinary insurance coverage for Executive.  Insurance contemplated under this Section 12(e) shall inure to the benefit of Executive’s heirs, executors and administrators.

(f)            This Section 12 shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

13.           Miscellaneous.

(a)           Except as provided in Section 12(f) above, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company

With a copy to:	Brian Cousin, Esq.,
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Or such other counsel of record as Executive may name in writing delivered to the Company

If to the Company:	Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            From and after the Effective Date, this Agreement shall supersede all other agreements between the parties, including without limitation the Cover Letter, the Severance Agreement and the PM Executive Change in Control Agreement (collectively, the “Prior Agreements”).  Accordingly, as of the Effective Date, the Prior Agreements (excepting only agreements reflecting LTI awards made before the Effective Date) shall be deemed terminated and of no further force or effect, and Executive acknowledges and agrees that the Company has complied with all terms and has paid or provided to Executive all benefits of any kind payable or due under any of the Prior Agreements.

(g)           All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.

(h)           In the event of any dispute relating to or arising from this Agreement, the party substantially prevailing shall recover from the other party its costs, including reasonable attorneys’ fees.

(i)            All disputes relating to or arising from this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE

By:	/s/ Jonathan D. Coleman

Jonathan D. Coleman

JANUS MANAGEMENT HOLDINGS CORPORATION

By:	/s/ Gary D. Black

Name:	Gary D. Black

Title:	President

EXHIBIT A

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of January 1, 2007, is made by and between Janus Management Holdings Corporation (the “Company”) and Jonathan D. Coleman (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of the Company to foster the continued employment of key personnel; and

WHEREAS, the Company recognizes that the possibility of a Change in Control always exists and that such possibility, and the uncertainty and questions which it may raise among employees, may result in the departure or distraction of key personnel to the detriment of the Company; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key personnel, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.             Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.             Term of Agreement.  The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2008; provided, however, that commencing on January 1, 2008 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.  Notwithstanding anything herein to the contrary, the Term of the Agreement shall immediately terminate if, prior to the Change in Control, the Company (or such other Affiliate of the Parent that then employs the Executive) ceases to be an Affiliate of the Parent.

3.             Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.  Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.             The Executive’s Covenants.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.             Compensation Other Than Severance Payments.

5.1           Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s base salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2           If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s base salary and incentive compensation to the Executive through the Date of Termination as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change in Control, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the Change in Control.

5.3           If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due.  Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the Change in Control.

6.             Severance Payments.

6.1           If the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then, the Company

2

shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Parent the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

(A)          In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (1) the Executive’s total average annual cash compensation earned in the two four-quarter periods immediately prior to the Date of Termination or, if higher, earned in the two four-quarter periods immediately prior to the Change in Control and (2) the value of the Company’s contributions made pursuant to the Janus Capital Group Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan (or any successor plan) on behalf of the Executive in the four quarters immediately prior to the Date of Termination or, if higher, in the four quarters immediately prior to the Change in Control.  For purposes of calculating the cash compensation payment under Section 6.1(A)(1), the mid-range of Executive’s target CIO Compensation (as defined in that certain Employment Agreement, dated as of January 1, 2007) for the then-current calendar year will be applied rather than the actual CIO Compensation paid to the Executive.

(B)           For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical, dental, and vision insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the Change in Control, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date.  Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the twenty-four (24) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any,

3

of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the Change in Control.  The coverage provided pursuant to this Section 6.1(B) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended.

(C)           The Company will make available to the Executive three months of outplacement service at no cost to the Executive through a provider of such services selected by the Company.

6.2           (A)          Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject (in whole or part) to the Excise Tax, then, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income tax which could be obtained from deduction of such state and local taxes.

(B)           For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  Prior to the payment date set forth in

4

Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(B) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations.  If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

6.3           The payments provided in subsection (A) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 6.2 hereof); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination.  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4           In the event the Executive incurs legal fees and expenses disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder, the Company shall reimburse the Executive for such legal fees and expenses if the Executive prevails, in material part, in such dispute.

7.             Termination Procedures and Compensation During Dispute.

7.1           Notice of Termination.  After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding

5

that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2           Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3           Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4           Compensation During Dispute.  If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof.  Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

8.             No Mitigation.  The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof.  Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as

6

the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.             Successors; Binding Agreement.

9.1           In addition to any obligations imposed by law upon any successor to the Company, and subject to the last sentence of Section 2, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address on record at the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Janus Capital Group Inc.

151 Detroit Street

Denver, Colorado 80206

Attn.:  General Counsel

11.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company, provided, however, that the Company may amend the Agreement in a manner reasonably intended to avoid the

7

acceleration of tax and the possible imposition of penalties under Section 409A of the Code.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason or prior to a Change in Control pursuant to the second sentence of Section 6.1 of this Agreement.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

12.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.           Settlement of Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.  Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the court.

15.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)           “Auditor” shall have the meaning set forth in Section 6.2 hereof.

8

(C)           “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(D)          “Board” shall mean the Board of Directors of the Parent.

(E)           “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;  (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) a willful or reckless violation by the Executive of a material legal or regulatory requirement that is materially and demonstrably injurious to the Company.  For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.  Any act, or failure to act, based upon express written authority by the Board, Chief Executive Officer and/or Chief Investment Officer with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(F)           A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1)           An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); excluding, however, the following:  (i) any acquisition directly from the Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any entity controlled by the Parent, or (iv) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) of this definition; or

(2)           A change in the composition of the Board such that the individuals who, as of the effective date of the this Agreement, constitute

9

the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (B) no Person (other than the Parent or any employee benefit plan (or related trust) of the Parent or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting form such Business Combination; or

(4)           The approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent.

10

(G)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(H)          “Company” shall mean Janus Management Holdings Corporation, collectively with its Affiliates, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(I)            “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(J)            “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall be as defined under, and the Executive must comply with, the then-current long-term disability policy of the Company.

(K)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(L)           “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(M)         “Executive” shall mean the individual named in the first paragraph of this Agreement.

(N)          “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (1) through (4) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (1), or (4) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(1)           a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Parent may no longer be a public company or to other changes in the identity, nature or structure of the Parent; and provided, that a change in the Executive’s title or reporting relationships shall not of

11

itself constitute Good Reason (unless such change results in a substantial adverse alteration as described above);

(2)           a material reduction in the Executive’s aggregate target compensation as in effect immediately prior to the Change in Control or a material adverse change in the methodology used to determine incentive compensation; provided, however, that changes to individual components of Executive’s compensation comprising aggregate target compensation shall not constitute Good Reason;

(3)           the relocation of the Executive’s principal place of employment to a location more than 40 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(4)           any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.  The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(O)          “Gross Up Payment” shall have the meaning set forth in Section 6.2 hereof.

(P)           “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(Q)          “Parent” shall mean Janus Capital Group Inc.

(R)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(S)           “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

12

(1)           the Parent enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(2)           the Parent or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(3)           any Person becomes the beneficial owner, directly or indirectly, of securities of the Parent representing 15% or more of either the then outstanding shares of common stock of the Parent or the combined voting power of the Parent’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its Affiliates); or

(4)           the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(T)           “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(U)          “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(V)           “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

(W)         “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(X)          “Total Payments” shall mean those payments so described in Section 6.2 hereof.

[SIGNATURE PAGE FOLLOWS]

13

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JANUS MANAGEMENT HOLDINGS CORPORATION
By:
Name: Gary D. Black
Title: President
EXECUTIVE
By:
Name: Jonathan D. Coleman

14

EXHIBIT B

NON-SOLICITATION LEGAL RELEASE

This Non-Solicitation Legal Release (“Release”) is between Janus Management Holdings Corporation (the “Company”) and Jonathan D. Coleman (“Executive”) (each a “Party,” and together, the “Parties”).

Recitals

A.            Executive and the Company are parties to an Employment Agreement to which this Release is appended as Exhibit B (the “Employment Agreement”).

B.            Executive wishes to receive the payments and/or benefits defined Section 7(c), 7(d) or 7(e) of the Employment Agreement, which payments and/or benefits are conditioned upon Executive’s execution (and non-revocation) of a “Non-Solicitation Legal Release” in the form specified in Section 7(c) of the Employment Agreement.

C.            Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Release Effective Date defined in Section 2(c) of this Release.

Agreement

The Parties agree as follows:

1.             Confirmation of Severance Benefit Obligation.  The Company shall pay or provide to the Executive the entire severance benefit to which Executive is entitled pursuant to Section 7(c), 7(d) or 7(e) of the Employment Agreement (the “Severance Benefit”), as, when and on the terms and conditions specified in the Employment Agreement.

2.             Legal Release

(a)           Executive, on Executive’s own behalf and on behalf of Executive’s heirs, personal representatives, executors, administrators and assigns, knowingly and voluntarily releases and forever discharges the Company and its affiliates and any of their respective parents, subsidiaries and affiliates, together with all of their respective past and present directors, members, managers, officers, shareholders, trustees, partners, employees, agents, attorneys and servants, and each of their affiliates, predecessors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, that Executive or Executive’s heirs, executors, administrators, or assigns ever had, now have, or may hereafter claim to have against any of the Company Releasees by reason of any matter, cause or thing whatsoever from the beginning of time through the Release Effective Date defined in Section 2(c), below, whether or not previously asserted before any state or federal court, agency or governmental entity or any arbitral body.  This legal release includes, without limitation, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Company Releasees, or Executive’s resignation therefrom, and all rights and claims arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and the Company or any of the Company Releasees, as well as any rights relating to any long-term incentive award granted to Executive by the Company or any affiliate thereof (“LTI Award”) that had not vested by its own terms as of the Date of Termination; provided, however, that notwithstanding the foregoing or anything else contained in this Release, the legal release set forth in this Section 2(a) shall not extend to (i) any rights arising under or recognized by this Release; (ii) any rights under Section 12 of the Employment Agreement; or (iii) any rights related to any LTI Award to the extent that such LTI Award had vested as of the Date of Termination (collectively “Vested LTI Awards”).  Executive further agrees that Executive will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters released in this Section 2(a).

(b)           In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered under this Section 2 that Executive may have and not now know or suspect to exist in Executive’s favor against the Company Releasees and that this Release extinguishes such claims.  Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which Executive does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive may have materially affected Executive’s settlement with the Company Releasees.

(c)           Executive acknowledges that Executive consulted with an attorney of Executive’s choosing before signing the Employment Agreement and this Release, and that the Company provided Executive with no fewer than twenty-one (21) days following the Date of Termination during which to consider whether to sign this Release and, specifically, the release set forth in Section 2(a), above, although Executive may sign and return the Release sooner if Executive so chooses.  Executive further acknowledges that Executive has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired (the “Release Effective Date”).  Executive acknowledges and agrees that if Executive wishes to revoke this Release, Executive must give notice of such revocation in conformity with Section 4(c), below, no later than 5 p.m. (Mountain Time) on the seventh (7th) day after Executive has signed this Release.  Executive acknowledges and agrees that, if Executive revokes this Release, Executive shall have no right to receive the Severance Benefit.  Executive represents that Executive has read this Release, including the legal release set forth in Section 2(a), above, affirms that this Release provides Executive with benefits to which Executive would not otherwise be entitled, and understands its terms and that Executive enters into this Release freely, voluntarily, and without coercion.

3.             Restrictive Covenants.

(a)           Executive acknowledges that Executive’s employment as a senior officer of the Company creates a relationship of confidence and trust between Executive and the Company and its Affiliates (as defined below) (collectively “Janus Entities”, individually, a “Janus Entity”) with respect to confidential and proprietary information applicable to the

2

business of the Janus Entities and their clients.  Executive further acknowledges the highly competitive nature of the business of the Janus Entities.  Accordingly, Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary for the protection of the interests of the Janus Entities, that any violation of these restrictions would cause substantial and irreparable injury to the Janus Entities, and that a substantial portion of the Severance Benefit is being provided to Executive specifically in order to mitigate any economic hardship imposed upon Executive by reason of these restrictions.

(b)           Protection of Confidential Information.

i.              Definition of Confidential Information.  “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from a Janus Entity’s business, including, without limitation, trade secrets used, developed or acquired by a Janus Entity in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of any Janus Entity’s operation, organization, investment strategy, modeling and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with a Janus Entity’s business or investments; a Janus Entity’s business plans and strategies; the identities of a Janus Entity’s customers and the specific individual customer representatives with whom a Janus Entity works; the details of a Janus Entity’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in a Janus Entity’s business; the details of a Janus Entity’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to a Janus Entity’s customers; nonpublic forms, contracts and other documents used in a Janus Entity’s business; all information concerning a Janus Entity’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in a Janus Entity’s business, whether proprietary to a Janus Entity or used by a Janus Entity under license from a third party; and all other information concerning a Janus Entity’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive’s possession or memory before his employment with a Janus Entity or one of its predecessors.

(ii)           Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on a Janus Entity’s behalf, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)          Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain the Janus Entities’ property.  Except in connection with and in furtherance of the Executive’s work on a Janus Entity’s behalf or with a Janus Entity’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or

3

use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon a Janus Entity’s request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Janus Entity property in the Executive’s possession or control.

(c)           Definitions

(i)            “Competitive Business” means any business that provides investment advisory or investment management services.

(ii)           “Affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(d)           Noninterference Covenants.  During the period of eighteen months following the Release Effective Date, Executive shall not (nor shall Executive cause, encourage or provide assistance to, anyone else to):

(i)            interfere with any relationship which may exist from time to time between a Janus Entity and any of its employees, consultants, agents or representatives; or

(ii)           employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of a Janus Entity, or any person who was employed or engaged as an employee, consultant, agent or representative of a Janus Entity within the six month period immediately preceding the Date of Termination; or

(iii)          solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which a Janus Entity shall have rendered service during the six month period immediately preceding Executive’s termination; or

(iv)          directly or indirectly divert or attempt to divert from a Janus Entity any business in which a Janus Entity has been actively engaged during the term hereof or interfere with any relationship between a Janus Entity and any of its clients.

(e)           If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

(f)            Executive acknowledges that these restrictive covenants are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of any of those covenants.  In the event any of the covenants are breached, the Company shall be entitled, in addition to any other remedies and damages

4

available, to injunctive relief to restrain the violation of such covenants by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

4.             Miscellaneous.

(a)           Unless otherwise specified herein, all defined terms shall have the meaning ascribed to them in the Employment Agreement.

(b)           This Release shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.  The captions of this Release are not part of the provisions hereof and shall have no force or effect.  This Release may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(c)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:               At the most recent address on file at the Company

If to the Company:	Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

(d)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.

(e)           The Company may withhold from any amounts payable under this Release such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Release or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Release.

(g)           From and after the Release Effective Date, this Release shall supersede all other agreements between the parties, including without limitation the Employment Agreement (collectively, the “Prior Agreements”), excepting only agreements reflecting Vested LTI Awards (“Prior LTI Agreements”).  Accordingly, although the Prior LTI Agreements and Section 12 of the Employment Agreement shall remain in full force and effect according to their terms, all Prior Agreements other than the Prior LTI Agreements shall be deemed terminated and of no further force or effect, and Executive acknowledges and agrees that the Company has

5

complied with all terms and has paid or provided to Executive all benefits of any kind payable or due under any of the Prior Agreements.

(h)           Executive also acknowledges that Executive has received all compensation to which Executive is entitled for Executive’s work up to the Date of Termination, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Benefit.

(i)            In the event of any dispute relating to or arising from this Release, the Party substantially prevailing shall recover from the other Party its costs, including reasonable attorneys’ fees.

(j)            All disputes relating to or arising from this Release shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

(k)           Executive agrees that the only thing of value that Executive will receive by signing this Release is the Severance Benefit.

[SIGNATURE PAGE FOLLOWS]

6

NOTE:  DO NOT SIGN THIS NON-SOLICITATION LEGAL RELEASE UNTIL AFTER
EXECUTIVE’S DATE OF TERMINATION.

JANUS MANAGEMENT HOLDINGS CORPORATION
By:
Date:
EXECUTIVE
By:
Jonathan D. Coleman
Date:

7

EXHIBIT C

LEGAL RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This agreement is between Janus Management Holdings Corporation (“Janus”) and Jonathan D. Coleman (“Employee”). For purposes of this agreement, “Janus Entity” shall mean Janus and all of its subsidiaries and Affiliates, and their respective successors, and “Affiliate” means all corporations, partnerships, limited liability companies, trusts, and other entities that controls, is controlled by or is under common control with Janus. This agreement shall become effective as of                 , 200    (the “Effective Date”).

WHEREAS Janus and Employee entered into an Employment Agreement, dated as of January 1, 2007 (the “Employment Agreement”); and

WHEREAS the Employment Agreement conditionally entitles Employee to, among other things, continued vesting of certain specified equity incentives following the voluntary termination of Employee’s employment with Janus; and

WHEREAS the conditions upon Employee’s entitlement to such continued vesting included Employee’s execution of an agreement containing a legal release and certain restrictive covenants specified in the Employment Agreement; and

WHEREAS Employee desires to receive the benefits conditionally guaranteed by the Employment Agreement, including in particular the continued vesting described therein.

In consideration of the covenants set forth herein, the parties agree as follows:

1.             Vesting.  As of the Effective Date and subject to the terms of this agreement, the Chief Executive Officer and/or the Chief Investment Officer has determined that Employee is in good standing and has approved the continuation of vesting in accordance with the original vesting schedule provided for in the applicable award agreement of the following long-term incentive awards in accordance with the Employment Agreement under “Voluntary Termination with Non-Compete Obligation”: all unvested equity long-term incentive awards granted to Employee on or after December 30, 2004 (“equity long-term incentive awards”) shall include without limitation unvested shares of Janus restricted stock, unvested options to purchase Janus stock, and awards consisting of unvested mutual fund share investments); provided however, any vesting events scheduled to occur for the applicable long-term incentive awards during the two-year, non-compete period under Section 4(a) will not be delivered/transferred to Employee until the expiration of such two year period and Employee’s satisfactory compliance with this agreement, subject to applicable tax withholding obligations of the Janus Entities. Accordingly, Janus hereby acknowledges its obligation to provide Employee with the vesting benefit specified above, and that, by executing and complying with the terms of this agreement, Employee will have satisfied all conditions.

2.             Legal Release.  Employee, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, (collectively, “Releasers”), hereby fully and forever release and discharge Janus, its present and future

Affiliates, parent companies and subsidiaries, and each of their past and present officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, including without limitation all Janus Entities (collectively, “Releasees”), of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement; AND EXCEPT for any vested rights under any pension, retirement, profit sharing or similar plan; AND EXCEPT for Employee’s rights to indemnification under Section 12 of the Employment Agreement. Employee hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Employee further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Employee agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability. Employee has specifically consulted with his attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence. Employee understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against Janus concerning, directly or indirectly, Employee’s employment relationship with Janus and its Affiliates, including his separation from employment. Employee agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Janus and its Affiliates, to include all actual or potential legal claims that Employee may have against the Janus Entity, except as specifically provided otherwise in this agreement.

3.             Protection of Trade Secrets and Confidential Information.

(a)           Definition of “Confidential Information.” “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in the Employee’s memory, or otherwise stored or recorded) relating to or arising from a Janus Entity’s business, including, without limitation, trade secrets used, developed or acquired by a Janus Entity in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of any Janus Entity’s operation, organization, investment strategy, modeling and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with a Janus Entity’s business or investments; a Janus Entity’s business plans and strategies; the identities of a Janus Entity’s customers and the specific individual customer representatives with whom a Janus Entity works; the details of a Janus Entity’s relationship with such customers and customer

2

representatives; the identities of distributors, contractors and vendors utilized in a Janus Entity’s business; the details of a Janus Entity’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to a Janus Entity’s customers; nonpublic forms, contracts and other documents used in a Janus Entity’s business; all information concerning a Janus Entity’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in a Janus Entity’s business, whether proprietary to a Janus Entity or used by a Janus Entity under license from a third party; and all other information concerning a Janus Entity’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of the Employee, nor does it include information, knowledge and know-how already within the Employee’s possession or memory before his employment with a Janus Entity or one of its predecessors.

(b)           Employee’s Use of Confidential Information. Except in connection with and in furtherance of the Employee’s work on a Janus Entity’s behalf, the Employee shall not, without the Janus’ prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(c)           Acknowledgments. Employee acknowledges that during Employee’s employment with Janus, Employee had access to Confidential Information, all of which was made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Janus Entity’s businesses; that Confidential Information would be susceptible to immediate competitive application by a competitor of a Janus Entity; that the Janus Entity’s businesses are substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Janus Entity and known only to Employee, the Janus Entity and certain key employees and contractors; that the Janus Entity shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of the Janus Entity’s legitimate business interests.

(d)           Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to the Employee are and shall remain the Janus Entity’s property. Except in connection with and in furtherance of the Employee’s work on a Janus Entity’s behalf or with a Janus Entity’s prior written consent, the Employee shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of the Employee’s employment with Janus, or upon a Janus Entity’s request, the Employee shall immediately deliver to Janus or its designee (and shall not keep in the Employee’s possession or deliver to any other person or entity) all Confidential Records and all other Janus Entity property in the Employee’s possession or control.

3

(e)           Third-Parties’ Confidential Information. Employee acknowledges that the Janus Entity has received from third parties confidential or proprietary information, and that the Janus Entity must maintain the confidentiality of such information and use it only for authorized purposes. Employee shall not knowingly use or disclose any such information except as authorized by the Janus Entity or the third party to whom the information belongs.

4.             Unfair Competition.

(a)           Covenants. For a period of twenty four (24) months following the Effective Date (the “Noncompetition Period”), Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with the Janus Entity within the United States of America and England (the “Protected Region”) in any “Competitive Business,” which, for purposes of this agreement, means any business that provides investment advisory or investment management services to any person or entity that is not Employee or an immediate family member. This covenant shall not prohibit Employee from owning less than two percent of the securities of any competitor of the Janus Entity, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(b)           Acknowledgments. Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of the Janus Entity’s business operations and the nature of Employee’s position with Janus. Employee also acknowledges that while employed by Janus, Employee had access to information that would be valuable or useful to the Janus Entity’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the Noncompetition Period, and assumes and accepts any risk associated with that possibility.

(c)           Acknowledgments of Law. Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

…

(b)           Any contract for the protection of trade secrets;

…

(d)           Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information

4

and Confidential Records identified above and that Employee is an executive or manager, or professional staff to an executive or manager, within the meaning of §8-2-113(2)(d).

5.             Non-Solicitation. For a period of twelve (12) months following the Effective Date, the Employee shall not (nor shall the Employee cause, encourage or provide assistance to, anyone else to): (i) interfere with any relationship which may exist from time to time between a Janus Entity and any of its employees, consultants, agents or representatives; or (ii) employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of a Janus Entity, or any person who was employed or engaged as an employee, consultant, agent or representative of a Janus Entity within the six month period immediately preceding the Employee’s termination; or (iii) solicit directly or indirectly on behalf of the Employee or a Competitive Business, the customer business or account of any investment advisory or investment management client to which a Janus Entity shall have rendered service during the six month period immediately preceding the Employee’s termination; or (iv) directly or indirectly divert or attempt to divert from a Janus Entity any business in which a Janus Entity has been actively engaged during the term hereof or interfere with any relationship between a Janus Entity and any of its clients.

6.             Survival. Employee’s obligations under this agreement shall survive the termination of Employee’s employment with Janus and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Employee by Janus or any Janus employee, agent or contractor.

7.             Remedies. Employee acknowledges that if Employee breaches any obligation under this agreement, the Janus Entity will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Janus Entity. Employee therefore agrees that upon such breach or threatened breach of any obligation under this agreement, Janus shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling Employee to comply will any or all such provisions, and there shall be an immediate termination of any vesting rights provided for in this agreement. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Janus under this agreement or the law, including the right to seek damages from Employee for a breach of any provision of this agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this agreement.

8.             Other Agreements. In the event of any direct conflict between any term of this agreement and any term of any other agreement executed by Employee, the terms of this agreement shall control. If Employee signed or signs any other agreement(s) relating to or arising from Employee’s employment with Janus, all provisions of such agreement(s) that do not directly conflict with a provision of this agreement shall not be affected, modified or superseded by this agreement, but rather shall remain fully enforceable according to their terms.

5

9.             Non-Assistance. Employee agrees not to assist any third person or company in contesting or attacking the Janus Entity’s rights in and/or to any copyright, patent, trademark or other trade secret or confidential or proprietary information, except pursuant to subpoena or court order.

10.          Miscellaneous. (a) Heirs and Assigns. This agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives shall inure to the benefit of Janus, its successors or assigns, and shall be freely assignable by Janus in its sole discretion, at any time; (b) Governing Law. This agreement and all other disputes or issues arising from or relating in any way to a Janus Entity’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. (c) Severability. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that Janus be protected to the greatest extent allowed by law from unfair competition and/or the misuse or disclosure of Confidential Records, Confidential Information and/or Janus Inventions. (d) Modifications. This agreement shall not be modified or amended except by a written agreement signed by both parties. (e) Disputes. Any action arising from or relating in any way to this agreement, or otherwise arising from or relating to Employee’s employment with Janus, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent allowed by law. The party that substantially prevails in any action to enforce any provision of this agreement shall recover all costs and attorneys’ fees incurred in connection with the action.

[SIGNATURE PAGE FOLLOWS]

6

,

JANUS MANAGEMENT HOLDINGS
CORPORATION

By:
Gary D. Black, President

EXECUTIVE

By:
Jonathan D. Coleman

7